SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.       )

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☒ Definitive Proxy Statement
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AMC Entertainment Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMC ENTERTAINMENT INC.

920 Main Street

Kansas City, Missouri 64105

August 19, 2002

To the Stockholders of

AMC Entertainment Inc.:

                The Annual Meeting of Stockholders of AMC Entertainment Inc. will be held at the Town Center 20 Theatres, 11701 Nall Avenue, Leawood, Kansas 66211. The meeting will be held on September 19, 2002 at 11:00 a.m. local time and will be followed by an informal lunch and a movie. The Board of Directors cordially invites you to attend.

                I hope you will attend the meeting in person, but whether or not you expect to attend, please sign, date and return the enclosed proxy card now, so that your shares will be represented at the meeting. If you do attend the meeting, you will be entitled to vote in person.

Very truly yours,

Peter C. Brown

Chairman of the Board

AMC ENTERTAINMENT INC.

920 Main Street

Kansas City, Missouri 64105

___________

Notice of Annual Meeting of Stockholders

To Be Held September 19, 2002

___________

To the Stockholders of AMC Entertainment Inc.:

                The Annual Meeting of Stockholders of AMC Entertainment Inc. (the "Company" or "AMCE") will be held at the Town Center 20 Theatres, 11701 Nall Avenue, Leawood, Kansas 66211. The meeting will be held on Thursday, September 19, 2002 at 11:00 a.m. local time for the following purposes:

                1.             To elect a Board of Directors for the upcoming year;

To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending April 3, 2003; and

                3.             To transact such other business as may properly come before the meeting.

                The close of business on August 12, 2002 has been designated as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournments thereof. A list of such stockholders will be available for review in the office of the Company's Secretary on the 20th Floor of the AMC Towers at 10 Main Center, located at 920 Main Street, Kansas City, Missouri, after August 30, 2002.

By order of the Board of Directors

Craig R. Ramsey

Executive Vice President,

Chief Financial Officer and Secretary

Kansas City, Missouri

August 19, 2002

YOUR VOTE IS IMPORTANT

                If you do not expect to attend the meeting in person, it is important that your shares be represented. Please use the enclosed proxy card to vote on the matters to be considered at the meeting, sign and date the proxy card and mail it promptly in the enclosed envelope, which requires no postage if mailed in the United States. You may also vote via the internet as indicated on the proxy card instructions. You may revoke your proxy at any time before the meeting by written notice to such effect, by submitting a subsequently dated proxy or by attending the meeting and voting in person.

AMC ENTERTAINMENT INC.

920 Main Street

Kansas City, Missouri 64105

PROXY STATEMENT

Meeting Information, Proxies, Solicitation and Voting:

                Date and Place of Meeting.  This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of AMC Entertainment Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 11:00 a.m. local time on Thursday, September 19, 2002 at the Town Center 20 Theatres, 11701 Nall Avenue, Leawood, Kansas 66211. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about August 19, 2002.

                Record Date; Outstanding Shares.  The Board of Directors of the Company has established August 12, 2002 as the record date for the meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournments thereof. At the close of business on the record date, the Company had outstanding 32,594,278 shares of Common Stock, 3,707,885 shares of Class B Stock and 270,897 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock"),

                Votes Required on Matters to be Considered.  The election of directors is determined by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect.

                A favorable vote of the holders of a majority (based on voting power) of the shares of Common Stock, Class B Stock and Series A Preferred Stock entitled to vote on an as converted basis, voting in person or by proxy as a single class, is required for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending April 3, 2003. Under Delaware law and the Company's bylaws, abstentions and broker non-votes are not counted in the calculation of the vote.

                Persons Entitled to Vote.  With respect to the election of directors, holders of Common Stock are entitled to elect two directors, voting as a class, holders of Common Stock and Class B Stock are entitled to elect three directors, voting together as a single class with each share of Common Stock having one vote per share and each share of Class B Stock having ten votes per share, and the Apollo Purchasers, as herein defined, that hold Series A Preferred Stock, voting as a single class, are entitled to elect three directors, and in such election shares of Series A Preferred Stock are each entitled to one vote. Holders of Common Stock, holders of Class B Stock and certain investment entities (the "Sandler Funds") affiliated with Sandler Capital Management, which hold an aggregate of 16,029 shares of Series A Preferred Stock (representing 2,241,818 shares of Common Stock on an as converted basis), are entitled to vote as a single class on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending April 3, 2003. On such matters, each outstanding share of Common Stock and "as converted" share of Series A Preferred Stock has one vote per share and each outstanding share of Class B Stock has ten votes per share.

                How Proxies Will Be Voted.  Properly executed and dated proxies which are received by the Company prior to the Annual Meeting of Stockholders will be voted in accordance with the instructions thereon. If a proxy is received with no instructions given with respect to the matters to be acted upon, the shares represented by the proxy will be voted (i) for the election of the nominees to the Company's Board of Directors designated below and (ii) for the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending April 3, 2003. A proxy may be revoked at any time by written notice to such effect received by the Secretary of the Company before the proxy is voted at the Annual Meeting of Stockholders, by delivery to the Company of a subsequently dated proxy or by a vote cast in person at the Annual Meeting of Stockholders by written ballot.

                Other Business; Costs of Solicitation.  A proxy confers discretionary authority with respect to the voting of the shares represented thereby on any other business that may properly come before the meeting (and any adjournments thereof) as to which the Company did not have notice prior to June 25, 2002. The Board of Directors is not aware that any such other business is to be presented for action at the meeting and does not itself intend to present any such other business. However, if any such other business does come before the meeting, shares represented by proxies given pursuant to this solicitation will be voted by the persons named in the proxy in accordance with their best judgment. A proxy also confers discretionary authority on the persons named therein to approve minutes of last year's Annual Meeting of Stockholders, to vote on matters incident to the conduct of the meeting and to vote on the election of any person as a director if a nominee herein named should decline or become unable to serve as a director for any reason.

                The cost of the solicitation of proxies will be paid by the Company. Proxies may be solicited by directors, executive officers or employees of the Company in person, by letter or by telephone or telegram. No additional compensation will be paid to those persons for such service.

1. ELECTION OF DIRECTORS

                Directors are elected annually, and each holds office until such director's successor is duly elected and qualified or until such director's earlier resignation or removal. The by-laws of the Company provide that the full Board of Directors consists of eight members. It is anticipated that eight directors will be elected at the meeting. Three of those directors are to be elected by the holders of Common Stock and Class B Stock, voting together as a single class, with each outstanding share of Common Stock having one vote per share and each share of Class B Stock having ten votes per share, two of those directors are to be elected by the holders of Common Stock, voting as a class, with each outstanding share having one vote per share, and three of those directors are to be elected by the Apollo Purchasers holding shares of Series A Preferred Stock, voting as a class, with each outstanding share having one vote per share.

                It is intended that shares represented by the proxies will be voted in favor of the election of the five nominees named below for whom holders of Common Stock are entitled to vote, unless otherwise directed by stockholders. Each nominee has consented to being named as a nominee and to serve if elected. In the event any nominee for director for whom holders of Common Stock are entitled to vote should decline or shall become unable to serve as a director for any reason, it is intended that the persons named in the proxy will vote for a substitute who will be designated by the Board of Directors.

Nominees for Directors

To be Elected by Holders of Common Stock and Class B Stock

Mr. Peter C. Brown, 43, has served as a Director of AMCE and AMC since November 12, 1992, as Chairman of the Board and Chief Executive Officer of AMCE since July 1999 and as President of AMCE since January 1997. Mr. Brown served as Co-Chairman of the Board of AMCE from May 1998 through July 1999 and as Executive Vice President of AMCE from August 1994 to January 1997. Mr. Brown is also Chairman of the Board, Chief Executive Officer and a Director of AMC. In addition, Mr. Brown serves as Chairman of the Board of Trustees of Entertainment Properties Trust, a real estate investment trust. Mr. Brown is also a member of the Board of Advisors for the University of Kansas School of Business. Mr. Brown is a graduate of the University of Kansas.

Mr. Charles J. Egan, Jr., 69, has served as a Director of AMCE since October 30, 1986. Mr. Egan is Vice President of Hallmark Cards, Incorporated, and was General Counsel of that company until December 31, 1996. Hallmark Cards, Incorporated is primarily engaged in the business of greeting cards and related social expressions products, Crayola crayons and the production of movies for television. Mr. Egan is a Trustee of the Durwood Voting Trust established under that certain 1992 Durwood, Inc. Voting Trust Agreement dated December 12, 1992, as amended and restated as of August 12, 1997. Mr. Egan also serves as a member of the Board of Trustees, Treasurer and Chairman of the Finance Committee of the Kansas City Art Institute and is Co-Chair of the Harvard College Fund. Mr. Egan holds an A.B. degree from Harvard University and an LL.B. degree from Columbia University.

Mr. Charles S. Paul, 52, has served as a Director of AMCE since December 2, 1999. Mr. Paul is Chairman of the Board of IFILM Corp., a leading online global film destination. Prior to that, Mr. Paul was Chairman and Co-Founder of Sega GameWorks L.L.C. Before that, he served as Executive Vice President and director of MCA, Inc. from 1989 through March 1996 and was President of MCA Enterprises, a division of MCA, Inc., from 1986 through March 1996. Mr. Paul also serves on the board of directors of National Golf Properties, Inc. where he currently serves as Interim CEO.  Mr. Paul holds an undergraduate degree from Stanford University and is a graduate of the University of Santa Clara School of Law.

To be elected by Holders of Common Stock

Mr. Paul E. Vardeman, 72, has served as a director of AMCE since June 14, 1983. Mr. Vardeman was a director, officer and shareholder of the law firm of Polsinelli, White, Vardeman & Shalton, P.C. (now Polsinelli, Shalton and Welte, P.C.), Kansas City, Missouri, from 1982 until his retirement from such firm in November 1997. Prior thereto, Mr. Vardeman served as a Judge of the Circuit Court of Jackson County, Missouri. Mr. Vardeman holds undergraduate and J.D. degrees from the University of Missouri—Kansas City.

Mr. W. Thomas Grant, II, 52, has served as a Director of AMCE since November 14, 1996. Mr. Grant is Chairman of the Board, Chief Executive Officer and President and a Director of Lab One, Inc. Lab One, Inc. provides risk appraisal laboratory services for the insurance industry, clinical testing services for the healthcare industry and substance abuse testing services for employers. Mr. Grant also serves on the board of directors of Commerce Bancshares, Inc. Mr. Grant holds a B.A. degree from the University of Kansas and an M.B.A. degree from the Wharton School of Finance at the University of Pennsylvania.

To be Elected by Eligible Holders of Series A Preferred Stock

Mr. Leon D. Black, 50, has served as a Director of AMCE since April 19, 2001. Mr. Black is one of the founding principals of Apollo Advisors, L.P., which, together with its affiliates, acts as the managing general partner of the Apollo Investment Funds, private securities investment funds, and Apollo Real Estate Advisors, L.P. which, together with its affiliates, acts as the managing general partner of the Apollo Real Estate Investment Funds, private real estate investment funds. Mr. Black also serves on the Boards of Directors of Wyndham International, Inc. Allied Waste Industries, Inc., Samsonite Corporation, Sequa Corporation, Sirius Satellite Radio, Inc., United Rentals, Inc. and Vail Resorts, Inc. Mr. Black also serves as a Trustee of The Museum of Modern Art, Mount Sinai-NYU Medical Center, Lincoln Center for the Performing Arts, the Metropolitan Museum of Art, Prep for Prep, The Asia Society and Vail Valley Foundation. Mr. Black holds a B.A. degree from Dartmouth College and an M.B.A. degree from Harvard University.

Mr. Marc J. Rowan, 39, has served as a Director of AMCE since April 19, 2001. Mr. Rowan is one of the founding principals of Apollo Advisors, L.P. which, together with its affiliates, acts as the managing general partner of the Apollo Investment Funds, private securities investment funds. Mr. Rowan is also a director of Wyndham International, Inc., Samsonite Corporation, Vail Resorts, Inc., National Financial Partners, Inc., NRT Incorporated, Quality Distribution, Inc. and Rare Medium Group, Inc. Mr. Rowan also serves on the executive committee of the Youth Renewal Fund and is a member of the board of directors of National Jewish Outreach Program and the Undergraduate Executive Board of The Wharton School of Business. Mr. Rowan holds a B.S. degree and an M.B.A. degree from The Wharton School of Business at the University of Pennsylvania.

Mr. Laurence M. Berg, 36, has served as a Director of AMCE since April 19, 2001. Mr. Berg is a partner with Apollo Advisors, L.P. which, together with its affiliates, serves as managing general partner of the Apollo Investment Funds. Mr. Berg serves on the board of directors of Sylvan Learning Systems, Inc.  Resolution Performance Products, Inc. and Rent-A-Center, Inc. Mr. Berg also serves on the board of directors of the Fulfillment Fund. Mr. Berg holds a B.S. degree from The Wharton School of Business at the University of Pennsylvania and an M.B.A. degree from Harvard University.

                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PETER C. BROWN, CHARLES J. EGAN, JR., CHARLES S. PAUL, PAUL E. VARDEMAN AND W. THOMAS GRANT, II AS DIRECTORS OF THE COMPANY.

Directors' Meetings and Committees

                The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. The Company's last full fiscal year began on March 30, 2001 and ended on March 28, 2002 ("fiscal 2002").

                The Board of Directors of the Company held seven meetings and acted by unanimous written consent to action nine times in fiscal 2002. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of board committees on which they served.

                The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee.

  Audit Committee.  The principal purpose of the Audit Committee is to review the process involved in the preparation of the Company's annual audited financial statements. The Audit Committee (i) recommends to the Board of Directors the firm of independent public accountants to serve as Independent Auditor; (ii) meets with the Independent Auditor and management to review matters relating to financial reporting and accounting procedures and policies, the adequacy of internal controls and the scope of the audit performed by the Independent Auditor; (iii) reviews the results of the audit; and (iv) submits any recommendations it may have from time to time to the Board of Directors with respect to financial reporting and accounting procedures and policies, internal controls and other matters that may come to its attention. The Audit Committee is also charged with the responsibility of reviewing material transactions with related parties and with certain responsibilities under the Company's Compliance Plan. The Audit Committee consists of Messrs. Charles J. Egan, Jr. (Chairman of the Audit Committee), W. Thomas Grant, II, Charles S. Paul and Marc J. Rowan.  The audit committee held five meetings during fiscal 2002.

                The Board of Directors of the Company has adopted a written Audit Committee Charter for the audit committee. The Board of Directors has determined that each Audit Committee member is "independent" as that term is defined in Section 121(A) of the American Stock Exchange's Listing Standards.

                The information in or referred to in the foregoing paragraph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  Compensation Committee.  The principal responsibilities of the Compensation Committee are to (i) review and recommend periodically the compensation to be paid to the Executive Officers of the Company and its subsidiaries, including the amount and timing of bonus payments and other incentive compensation awards, and (ii) oversee the preparation of the reports and other information required to be disclosed in connection with any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 with respect to the compensation of Executive Officers. In addition, the Compensation Committee oversees the Company's 1983, 1984 and 1999 Stock Option and Incentive Plans, which have expired except with respect to rights under outstanding awards. The Compensation Committee also (i) administers existing employee benefit plans and programs, (ii) periodically reviews, and if needed, recommends amendments to such plans and programs and (iii) oversees the development of new plans and programs. The Compensation Committee consists of Messrs. Charles J. Egan, Jr. (Chairman of the Compensation Committee), Paul E. Vardeman and Marc J. Rowan. The Compensation Committee held two meetings during fiscal 2002.

  Nominating Committee.  The principal responsibility of the Nominating Committee is to nominate candidates and incumbents for election by the holders of the Company's Common Stock voting separately as a class. The Nominating Committee was formed by the Board of Directors with the intention that the selection of nominees for election by the holders of the Company's Common Stock would be made with input from the other directors of the Company, including (i) those directors elected by controlled affiliates of Apollo, as herein defined (See "Election of Directors—Security Ownership of Beneficial Owners") (the "Apollo Directors"), and (ii) those directors elected by the holders of the Company's Class B Stock (the "Class B Directors"). Under the Nominating Committee charter, which may be amended with the approval of 75% of the directors constituting the full Board of Directors, (i) at least one member of the Nominating Committee must be an Apollo Director and at least one member must be a Class B Director, (ii) all candidates recommended must be approved unanimously by the Nominating Committee, and (iii) if members of the Nominating Committee are unable to agree on the candidates, one nominee is to be recommended to the Board of Directors for nomination by the Apollo Director on the Nominating Committee and one is to be recommended to the Board of Directors for nomination by the Class B Director on the Nominating Committee. The nominating committee consists of Messrs Peter C. Brown and Marc J. Rowan. The nominating committee held no formal meetings during fiscal 2002.

                The Nominating Committee will consider the nomination by any holder of Common Stock of a candidate for election as a director of the Company. Nominees must satisfy the requirements of an "Independent Director" as defined in Regulation 14A of the Securities Exchange Act of 1934, as amended, and may not be or have been an officer or employee of any of the Company, Apollo, the Apollo Purchasers or any of their affiliates or any entity which derived substantial revenues from any such person. Further, nominees may have no relationship or affiliation or compensation, consulting or contracting arrangement with the Company, Apollo, the Apollo Purchasers, the Trustees of the Durwood Voting Trust, the Stanley H. Durwood Foundation or any other entity that a reasonable person could regard as likely to be unduly influenced by any such persons. Recommendations for nominees to be considered at the Annual Meeting of Stockholders to be held in 2003 should be submitted to the Nominating Committee, in care of the Secretary of the Company, by no later than July 11, 2003. Recommendations must include a resume of the person recommended and his or her consent to serve as a director if nominated and elected.

Compensation of Directors

                Since December 2, 1999, the Company has paid each non-employee director $65,000 annually for service on the board of directors and, in addition, $1,500 for each board meeting and $1,000 for each board committee meeting which he attends. Each director is eligible to participate in the Company's matching gift program with an annual cap of $12,000 in matching gifts per director. Directors elected by the Apollo Purchasers may elect not to receive their fees but instead may designate charitable purposes to which such fees can be applied.

                Pursuant to the Company's 1999 Stock Option Plan for Outside Directors, the non-employee directors are permitted to elect to receive up to all of their $65,000 annual fee in the form of stock options. The number of options which a director may receive is determined by dividing the amount of the fee taken in the form of options by 30% of the fair market value of the Company's Common Stock on the effective date of the grant, which is the first business day after the annual meeting of stockholders. Under the plan, each non-employee director also receives a one time grant of options whose value (estimated under the plan for this purpose at 30% of the fair market value of the Company's Common Stock) is $14,000. Options generally become exercisable one year after grant and terminate ten years after grant. However, exercisability is accelerated upon the occurrence of a change of control, as defined in the plan, or such director's death, disability or retirement from service as a director upon or after reaching age 70, and options will terminate prior to the tenth anniversary of the date of grant within specified periods following termination of service as a director. Directors may elect to pay any required withholding taxes in connection with the exercise of an option by having the Company withhold shares otherwise issuable upon exercise. The maximum number of shares issuable under the plan is 200,000 and no director may receive options to purchase more than 50,000 shares under the plan.

Executive Officers

                The Company's and its subsidiaries' Executive Officers are as follows:

Name	Age(1)	Positions

Peter C. Brown(2).............................	43	Chairman of the Board, Chief Executive Officer and Director (AMCE and AMC); President (AMCE)
Philip M. Singleton..........................	55	Executive Vice President (AMCE); President, Chief Operating Officer and Director (AMC)
Richard T. Walsh.............................	48	Executive Vice President (AMCE); Chairman (AMC Film, a division of AMC)
Craig R. Ramsey...............................	50	Executive Vice President, Chief Financial Officer and Secretary (AMCE and AMC); Director (AMC)
John D. McDonald...........................	45	Executive Vice President, North America Operations (AMC)
Richard M. Fay.................................	52	President (AMC Film, a division of AMC)
James V. Beynon..............................	54	Senior Vice President and Treasurer (AMCE and AMC)
Mark A. McDonald..........................	43	Executive Vice President, International Operations (AMC Entertainment International, Inc.)
Rolando B. Rodriguez......................	42	Executive Vice President, North America Operations Services (AMC)
Chris A. Cox......................................	36	Vice President and Chief Accounting Officer (AMCE and AMC)

___________

(1)As of July 2, 2002.

(2)For biographical information on this Executive Officer, see Nominees for Directors.

                All the Company's current executive officers hold their offices at the pleasure of the Company's board of directors, subject to rights under their respective employment agreements. There are no family relationships between or among any directors and executive officers, except that Messrs. John D. McDonald and Mark A. McDonald are brothers.

Mr. Philip M. Singleton was elected President of AMC on January 10, 1997 and has served as Chief Operating Officer of AMC since November 14, 1991. Mr. Singleton has served as Executive Vice President of AMCE since August 3, 1994. Mr. Singleton has served as a director of AMC since November 12, 1992.

Mr. Richard T. Walsh has served as Executive Vice President of AMCE and Chairman, AMC Film, a division of AMC, since November 9, 2001. Prior thereto, Mr. Walsh served as Executive Vice President, Film Operations, AMC Film, from September 29, 1999 to November 9, 2001 and as Senior Vice President in charge of operations for the West Division of AMC from July 1, 1994 to September 29, 1999.

                Mr. Craig R. Ramsey has served as Executive Vice President, Chief Financial Officer and Secretary of AMCE and AMC since May 13, 2002.  Mr. Ramsey was Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer, of AMCE and AMC from August 20, 1998 until May 13, 2002.  Mr. Ramsey has served as a director of AMC since September 28, 1999. Mr. Ramsey was elected Chief Accounting Officer of AMCE and AMC effective October 15, 1999. Mr. Ramsey served as Vice President, Finance from January 17, 1997 to October 15, 1999 and prior thereto served as Director of Information Systems and Director of Financial Reporting since joining AMC on February 1, 1995.

Mr. John D. McDonald has served as Executive Vice President, North America Operations of AMC since October 1, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Corporate Operations from November 9, 1995 until his promotion to Executive Vice President on October 1, 1998.

Mr. Richard M. Fay has served as President, AMC Film, since September 8, 1995.

Mr. James V. Beynon has served as Senior Vice President of AMCE and AMC since September 29, 1999. Prior thereto, Mr. Beynon served as Vice President of AMCE and AMC from September 19, 1994. Mr. Beynon has served as Treasurer of AMCE and AMC since September 19, 1994.

Mr. Mark A. McDonald has served as Executive Vice President, International Operations of AMC Entertainment International, Inc., a subsidiary of AMCE, since December 7, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Asia Operations from November 9, 1995 until his appointment as Executive Vice President in December 1998.

                Mr. Rolando B. Rodriguez has served as Executive Vice President, North America Operations Services of AMC since February 14, 2002.  Prior thereto, Mr. Rodriguez served as Senior Vice President, Food and Beverage Group of AMC from May 2000 until his promotion to Executive Vice President on February 14, 2002.  Mr. Rodriguez served as Senior Vice President, North America Field Operations of AMC from November 1999 until May 2000.  Prior thereto, Mr. Rodriguez served as Senior Vice President, Operations, South Division from March 1996.

Mr. Chris A. Cox has served as Vice President and Chief Accounting Officer of AMCE and AMC since May 13, 2002. Prior thereto, Mr. Cox served as Vice President and Controller of AMC from November 28, 2000. Previously, Mr. Cox served as Director of Corporate Accounting for the Dial Corporation from December of 1999 until November 2000 and as a Senior Manager in Assurance and Business Advisory Services at PricewaterhouseCoopers LLP from January 1997 to December 1999.

Compensation of Management

                The following table provides certain summary information concerning compensation that the Company paid or accrued to or on behalf of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (determined as of the end of fiscal 2002 and hereafter referred to collectively as the "named executive officers") for the last three fiscal years ended March 28, 2002, March 29, 2001 and March 30, 2000, respectively.

Summary Compensation Table

	Annual Compensation				Long‑Term(2) Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus(4)	Other Annual Compensation(1)	Restricted Stock Awards	Securities Underlying Options/SARs	All Other Compensation(3)

Peter C. Brown Chairman of the Board, Chief Executive Officer and President	2002 2001 2000	$625,000 507,937 471,244	$683,550 454,230 112,455	N/A N/A N/A	$209,400 — —	106,990 — —	$3,836 7,875 9,462
Philip M. Singleton Chief Operating Officer	2002 2001 2000	425,000 375,186 375,145	403,000 267,800 66,300	N/A N/A N/A	110,005 — —	42,980 — —	4,846 7,875 7,789
John D. McDonald Executive Vice President, North American Operations	2002 2001 2000	275,000 240,426 256,308	255,750 169,950 42,075	N/A N/A N/A	45,021 — —	14,330 — 50,500	5,908 7,200 7,685
Craig R. Ramsey Executive Vice President, Chief Financial Officer and Secretary	2002 2001 2000	275,000 230,239 152,723	255,750 102,400 28,688	N/A N/A N/A	24,988 — —	7,160 — —	5,856 6,750 4,494
Richard T. Walsh Executive Vice President, Film Operations, Chairman AMC Film	2002 2001 2000	300,000 289,756 270,089	209,251 132,750 31,875	N/A N/A N/A	24,988 — —	7,160 — 15,500	5,573 8,204 8,058

___________

(1)           For the years presented, perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total annual salary and bonus.

(2)           On May 13, 2002, based on the determination that it had exceeded Adjusted EBITDA goals for fiscal 2002, the Company made restricted stock awards under the AMC Entertainment Inc. 1999 Stock Option and Incentive Plan to the named executive officers with respect to that number of shares and having a value (based on the market value of the shares of stock covered by the awards on the date of grant) as of the award date, as follows: Mr. Peter C. Brown—30,000 shares ($455,700); Mr. Philip M. Singleton—15,760 shares ($239,394); Mr. John D. McDonald—6,450 shares ($97,976); Mr. Craig R. Ramsey—6,450 shares ($97,976); and Mr. Richard T. Walsh—6,450 shares ($97,976). Additionally, on May 13, 2002, the Company granted options under the AMC Entertainment Inc. 1999 Stock Option and Incentive Plan as follows: Mr. Peter C. Brown—106,990 shares; Mr. Philip M. Singleton—42,980 shares; Mr. John D. McDonald—14,330 shares; Mr. Craig R. Ramsey—14,330 shares; and Mr. Richard T. Walsh—14,330 shares. One half of these restricted stock awards and non-qualified stock options vest one year from date of grant with the balance vesting two years from date of grant, subject to certain exceptions, such as death or disability and continued employment with the Company. Pursuant to their employment agreements with the Company, under certain circumstances, Messrs. Brown and Singleton will receive cash payments equal to the value of their respective vested and unvested stock options. See "Employment Contracts, Termination of Employment and Change of Control Arrangements." The exercise price of the options is $15.19 per share.

(3)           For fiscal 2002, 2001 and 2000, All Other Compensation is comprised of the Company's contributions under its 401(k) savings plan and non-qualified deferred compensation plan, both of which are defined contribution plans.

(4)    Pursuant to a program recommended by the Compensation Committee and approved by the Company's Board of Directors, the Company loaned Mr. Peter C. Brown $5,625,000 to purchase 375,000 shares of its Common Stock. Mr. Brown purchased such shares on August 11, 1998. Under such program the Company also loaned Mr. Philip M. Singleton $3,765,000 to purchase 250,000 shares of its Common Stock. Mr. Singleton purchased such shares from September 11 to September 15, 1998 and repaid unused proceeds of $811,710, leaving a remaining unpaid principal balance of $2,953,290. Such loans were unsecured and bore interest at a rate at least equal to the applicable federal rate prescribed by Section 1274(d) of the Internal Revenue Code in effect on the date of such loan (6% per annum for the loans to Messrs. Brown and Singleton). Interest on these loans accrued and was added to principal annually on the anniversary date of such loan, and the full principal amount and all accrued interest was due and payable on the fifth anniversary of such loan,  Based on the recommendation of the Compensation Committee, on May 13, 2002 the Company's Board of Directors approved the forgiveness of $6,921,244 of principal and accrued interest on the loan made to Mr. Peter C. Brown, together with the payment of $5,722,607 of Federal, State and payroll related taxes on his behalf, and the forgiveness of $3,616,399 of principal and accrued interest on the loan made to Mr. Philip M. Singleton during fiscal 1999, together with the payment of $2,990,103 of Federal, State and payroll related taxes on his behalf.  Such loan forgiveness was effective as of June 6, 2002 pursuant to agreements between the Company and each of Mr. Brown and Mr. Singleton in which they agreed not to sell the shares acquired with proceeds of the loans for 18 months.

Option Grants

                The following table provides certain information concerning individual grants of stock options made during the last completed fiscal year under the AMC Entertainment Inc. 1999 Stock Option and Incentive Plan to each of the Named Executive Officers.

                                                                                      Option/SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/SARs granted (1)		% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Term (2)
					5% ($)	10% ($)

Peter C. Brown	106,990	29.20%	$6.98	4/16/11	$469,652	$1,190,191
Philip M. Singleton	42,980	11.73%	6.98	4/16/11	188,669	478,123
John D. McDonald	14,330	3.92%	6.98	4/16/11	62,904	159,412
Craig R. Ramsey	7,160	1.95%	6.98	4/16/11	31,430	79,650
Richard T. Walsh	7,160	1.95%	6.98	4/16/11	31,430	79,650

The stock options granted from the 1999 Option Plan during the fiscal year ended March 28, 2002 vested 50% on April 16, 2002 and will become fully vested on April 16, 2003.

These columns show the hypothetical gains of  “option spreads” of the outstanding options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the options’ terms.  The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission (the “SEC”) and do not represent the Company's estimate or projections of the future prices of its Common Stock.

Option Exercises and Holdings

                The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of March 28, 2002. (No options were exercised by any Named Executive Officer during the last fiscal year.)

                                                                          Aggregated Option/SAR Exercises in Last Fiscal Year

                                                                                     and Fiscal Year End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at FY‑End		Value of Unexercised In‑The‑Money Options/ SARs at FY‑End(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter C. Brown	-	$-	337,495	53,495	$1,023,282	$356,277
Philip M. Singleton	-	-	255,090	21,490	698,622	143,123
John D. McDonald	-	-	61,665	7,165	47,719	47,719
Craig R. Ramsey	-	-	38,580	3,580	23,843	23,843
Richard T. Walsh	-	-	48,580	3,580	130,468	23,843

                        (1)Values for "in-the-money" outstanding options represent the positive spread between the respective exercise prices of the outstanding options and the value of the Company's Common Stock as of March 28, 2002.

Defined Benefit Retirement and Supplemental Executive Retirement Plans

                The Company sponsors a defined benefit retirement plan which provides benefits to certain of the Company's employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. A participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

                The Company also sponsors a supplemental executive retirement plan to provide the same level of retirement benefits that would have been provided under the retirement plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993, which reduced the amount of compensation which can be taken into account in a qualified retirement plan from $235,840 (in 1993), the old limit, to $200,000 (in 2002).

                The following table shows the total estimated annual pension benefits (without regard to minimum benefits) payable to a covered participant under the Company's retirement plan and the supplemental executive retirement plan, assuming retirement in calendar 2002 at age 65, payable in the form of a single life annuity. The benefits are not subject to any deduction for social security or other offset amounts. The following table assumes the old limit would have been increased to $295,000 in 2002.

	Years of Credited Service
Highest Consecutive Five Year Average Annual Compensation	15	20	25	30	35

$125,000......................................................................................	$17,355	$23,139	$28,924	$34,709	$40,494
150,000.......................................................................................	21,105	28,139	35,174	42,209	49,244
175,000.......................................................................................	24,855	33,139	41,424	49,709	57,994
200,000.......................................................................................	28,605	38,139	47,674	57,209	66,744
225,000.......................................................................................	32,355	43,139	53,924	64,709	75,494
250,000.......................................................................................	36,105	48,139	60,174	72,209	84,244
275,000.......................................................................................	39,855	53,139	66,424	79,709	92,994
295,000.......................................................................................	42,855	57,139	71,424	85,709	99,994

                As of March 28, 2002, the years of credited service under the retirement plan for each of the named executive officers were: Mr. Peter C. Brown, 11 years; Mr. Philip M. Singleton—28 years; Mr. John D. McDonald—27 years; Mr. Craig R. Ramsey—7 years; and Mr. Richard T. Walsh—27 years.

                The Company has established a retirement enhancement plan for the benefit of officers who from time to time may be designated as eligible participants therein by the board of directors. The retirement enhancement plan is a non-qualified deferred compensation plan designed to provide an unfunded retirement benefit to an eligible participant in an amount equal to (i) sixty percent (60%) of his or her average compensation (including paid and deferred incentive compensation) during the last three full years of employment, less (ii) the sum of (A) such participant's benefits under the retirement plan and social security, and (B) the amount of a straight life annuity commencing at the participant's normal retirement date attributable to the Company's contributions under the supplemental executive retirement plan, the 401(k) savings plan, the non-qualified deferred compensation plan and the executive savings plan. The base amount in clause (i) will be reduced on a pro rata basis if the participant completes fewer than 25 years of service. The retirement enhancement plan benefit vests upon the participant's attainment of age 55 or completion of 15 years of service, whichever is later, and may commence to a vested participant retiring on or after age 55 (who has participated in the plan for at least five years) on an actuarially reduced basis (6 2/3% for each of the first five years by which commencement precedes age 65 and an additional 3 1/3% for each year by which commencement precedes age 60). Benefits commence at a participant's normal retirement date (i.e., the later of age 65 or the participant's completion of five years of service) whether or not the participant continues to be employed by the Company. The accrued benefit payable upon total and permanent disability is not reduced by reason of early commencement. Participants become fully vested in their rights under the retirement enhancement plan if their employment is terminated without cause or as a result of a change of control, as defined in the retirement enhancement plan. No death, disability or retirement benefit is payable prior to a participant's early retirement date or prior to the date any severance payments to which the participant is entitled cease.

                Mr. Peter C. Brown and Mr. Philip M. Singleton have been designated as eligible to participate in the retirement enhancement plan. The estimated monthly amounts that Mr. Brown and Mr. Singleton will be eligible to receive under the retirement enhancement plan at age 65 are $148,927 and $37,913, respectively. These amounts are based on certain assumptions respecting their future compensation amounts and the amounts of the Company's contributions under other plans. Actual amounts received by such individuals under the retirement enhancement plan may be different than those estimated.

Employment Contracts, Termination of Employment and Change of Control Arrangements

                The Company has entered into employment agreements with Messrs. Peter C. Brown, Philip M. Singleton, John D. McDonald, Craig R. Ramsey and Richard T. Walsh each dated as of July 1, 2001. The employment agreements provide for annual base salaries of no less than the following amounts: Mr. Brown—$700,000; Mr. Singleton—$450,000; Mr. McDonald—$300,000; Mr. Ramsey—$300,000; and Mr. Walsh—$325,000. The employment agreements also provide for discretionary bonuses, an automobile allowance, reimbursement of reasonable travel and entertainment expenses and other benefits offered from time to time to other executive officers. The employment agreement of Mr. Brown has a term of five years, that of Mr. Singleton has a term of three years and those of Mr. McDonald, Mr. Ramsey and Mr. Walsh have terms of two years. On the anniversary date of each employment agreement, one year shall be added to its term, so that each employment agreement shall always have a five year, three year or two year term, as the case may be, as of each anniversary date. Each employment agreement terminates generally without severance if such employee is terminated for cause or upon such employee's resignation, each as defined in his employment agreement. The Company will pay the employee a pro rata portion of the bonus he would otherwise be eligible to receive upon termination by reason of employee's retirement. If any of Messrs. McDonald, Ramsey or Walsh dies or is terminated without cause or following his disability or terminates his agreement subsequent to specified changes in his responsibilities, annual base salary or benefits following a change of control, each as defined in the agreement, he will be entitled to receive a lump sum cash payment equal to two years annual base salary. If either Mr. Brown or Mr. Singleton dies or is terminated without cause or following his disability or terminates his agreement for good reason or following a change of control, each as defined in the agreement, he will be entitled to receive (i) a lump sum cash payment equal to such employee's then annual base salary for the remainder of the term of the agreement plus the bonus such employee would be entitled to receive as if the target level had been obtained multiplied by the number of years remaining in the term of the employment agreement and (ii) a cash payment equal to the difference between (a) the value of all vested and unvested stock options granted to the employee which have an exercise price per share less than the closing price per share of the Company's Common Stock on the date of termination and (b) the exercise price of such options. The amounts payable to the named executive officers under these employment agreements, assuming termination by reason of a change of control as of July 2, 2002 were as follows: Mr. Brown—$6,917,750; Mr. Singleton—$2,559,000, Mr. McDonald—$600,000, Mr. Ramsey—$600,000 and Mr. Walsh—$650,000. The values of outstanding employee stock options that would be payable to the named executive officers under these employment agreements, assuming termination by reason of a change of control as of July 2, 2002, were as follows: Mr. Brown—$1,304,000 and Mr. Singleton—$792,000.

                As permitted by the AMC Entertainment Inc. 1994 and 1999 stock option and incentive plans, stock options granted to participants thereunder provide for acceleration upon the termination of employment within one year after the occurrence of certain change of control events, whether such termination is voluntary or involuntary, or with or without cause. In addition, the compensation committee may permit acceleration upon the occurrence of certain extraordinary transactions which may not constitute a change of control.

                The Company maintains a severance pay plan for full-time salaried nonbargaining employees with at least 90 days of service. For an eligible employee who is subject to the Fair Labor Standards Act overtime pay requirements referred to as a "nonexempt eligible employee", the plan provides for severance pay in the case of involuntary termination of employment due to layoff of the greater of two week's basic pay or one week's basic pay multiplied by the employee's full years of service up to no more than twelve weeks' basic pay. There is no severance pay for a voluntary termination, unless up to two weeks' pay is authorized in lieu of notice. There is no severance pay for an involuntary termination due to an employee's misconduct. Only two weeks' severance pay is paid for an involuntary termination due to substandard performance. For an eligible employee who is exempt from the overtime pay requirements, severance pay is discretionary (at the department head/supervisor level), but will not be less than the amount that would be paid to a nonexempt eligible employee.

Report Of The Compensation Committee On Executive Compensation

                The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                The Compensation Committee of the Board of Directors of the Company (the "Committee") is composed of independent non-employee directors. The Committee is responsible for developing the executive compensation strategy of the Company and its subsidiaries. In carrying out its responsibilities, the Committee, among other things, reviews the policies of comparable companies and consults with an independent compensation consulting firm.

                The Committee utilized the compensation programs described below for the fiscal year ended March 28, 2002. The annual base salaries discussed below are those established at the beginning of fiscal 2002, i.e., in the spring of 2001. The annual incentive cash bonus pertains to performance for fiscal 2002; payments, if any, are paid early in the next fiscal year, in this case, in the spring of 2002. The long term incentives pertain to grants and awards made under the AMC Entertainment Inc. 1999 Stock Option and Incentive Plan  for fiscal 2002.

                Compensation Policy.  The Company's executive compensation policy has four overall objectives:

                •               to align the interests of Executive Officers with those of the Company and its stockholders;

                •               to link compensation to the performance of the Company as well as to the individual contribution of each Executive Officer;

                •               to maintain total direct compensation (salary plus annual incentive plus equity based compensation), when performance is at target levels, at rates that are at the third quartile of the total direct compensation market for comparable companies. Because of the relatively small number of comparable motion picture exhibition companies, this comparison has included companies engaged in other businesses; and

                •               to compensate executives at a level which is competitive in the marketplace so that the Company can continue to attract, motivate and retain executives with outstanding abilities.

                Annual Base Salary.  Annual base salaries for the Company's Executive Officers are determined with reference to a "position rate" for each of the Executive Officers. The position rate is determined by evaluating the responsibilities of the position and comparing it with that of similar positions in comparable companies as well as companies generally.

                The fiscal 2002 annual base salaries for the Company's Executive Officers were reviewed and approved by the Committee. For fiscal 2002, the Company increased the base salary of the Chief Executive Officer and the other named Executive Officers based on its evaluation of  the responsibilities of their positions.

                Annual Incentive Cash Bonus.  Under the Executive Incentive Program (the "EIP"), eligible employees, including Executive Officers, are rewarded with annual incentive cash bonuses if certain performance criteria are met and/or exceeded. For fiscal 2002, the Committee determined that the performance criteria for the annual incentive cash bonus for Executive Officers would be based upon achievement of an Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) target. The Company exceeded its Adjusted EBITDA target in fiscal 2002 and paid annual incentive cash bonuses based on a formula to Executive Officers early in fiscal 2003. The annual incentive cash bonuses paid to the Named Executive Officers for fiscal 2002 are detailed in the Summary Compensation Table.

                Long Term Incentives.  The AMC Entertainment Inc. 1999 Stock Option and Incentive Plan was approved by the Company's stockholders on December 2, 1999. The Committee determined in May 2001 that if the Company's Adjusted EBITDA target was met, long term incentives would be awarded to senior members of theatre management and above in the organization. The Company exceeded its target for fiscal 2002 and thus granted to its Executive Officers and certain other associates long term incentives in the form of (i) non-qualified stock options and (ii) restricted stock awards. One half of these non-qualified stock options vest one year from date of grant with the balance vesting two years from date of grant, subject (with certain exceptions such as death or disability) to continued employment with the Company. One half of these restricted stock awards are paid to the recipient one year from the date of the grant with the balance paid two years from the date of the grant, also subject to continued employment with the Company. The option grants and restricted stock awards for the Named Executive Officers for fiscal 2002 performance are detailed in footnote (2) to the Summary Compensation Table.

                CEO Compensation.  Mr. Peter C. Brown's fiscal 2002 annual base salary was reviewed by the Committee.  Mr. Brown received an annual incentive cash bonus of $683,550 early in fiscal 2003 based on the Company exceeding the established target of Adjusted EBITDA for fiscal 2002. Mr. Brown is a participant in the Company's Retirement Enhancement Program (the "REP") but receives no current cash compensation from this program. See "Defined Benefit Retirement and Supplemental Executive Retirement Plans." Mr. Brown received options to purchase 106,990 shares of the Company's Common Stock and restricted stock awards covering 30,000 shares of the Company's Common Stock, also based on the Company exceeding the performance criteria for fiscal 2002 established by the Committee.

                Special Bonus.  In addition to their annual incentive bonus and long term incentives award, the Committee also recommended that the Company forgive a loan to the Company’s Chief Executive Officer, Mr. Brown, in the outstanding amount of $6.9 million and a loan to one of its named Executive Officers, Mr. Singleton, in the outstanding amount of $3.6 million and that the Company pay these executives an amount sufficient to pay taxes, on a grossed up basis, owed due to the loan forgiveness. The loans were made by the Company at the time of its secondary offering in 1998 to enable the executives to purchase stock and to thereby more closely align their financial interest with other common stockholders.

                TheCommittee recommended forgiveness of the loans based on a  number of factors.  The Committee noted the Company's success during a period of great turmoil in the motion picture exhibition industry, during which twelve other exhibition companies filed for bankruptcy. A series of actions commenced by the Company’s management, such as a Company-wide pricing initiative, the aggressive closing of under-performing theatres and the reduction of corporate overhead, contributed to significant financial improvements in fiscal 2000, 2001 and 2002.  The Committee also considered the Company’s unprecedented success in concluding several acquisitions and financing transactions during fiscal 2002. These transactions included an investment by the Apollo Purchasers of $250 million in convertible preferred stock of the Company, the issuance of $175 million of Senior Subordinated Notes, the sale of 10,350,000 shares of the Company’s Common Stock in a public offering, the acquisition of General Cinema Theatres out of bankruptcy and the acquisition of the Gulf States Theatres. The Committee also noted that the Company considers Adjusted EBITDA as the best measure of its performance, and fiscal 2002 was the Company's best from an Adjusted EBITDA standpoint. Further, the Company significantly exceeded its target for Adjusted EBITDA for fiscal 2002 and the prospects for the first quarter in fiscal 2003 appeared strong.  The Committee also noted that other exhibition companies which have emerged from bankruptcy have granted senior executive officers significant stock based incentives. The Committee concluded that the Company’s success was due largely to the efforts of the Company’s management, particularly Messrs. Brown and Singleton. After consultation with an outside compensation consultant, the Committee further concluded that forgiveness of their loans would be appropriate conditioned upon their agreements to hold the shares acquired with the loans for 18 months following the date of forgiveness. In reaching this decision, the Committee considered that the amounts involved would not be deductible to the Company under Section 163(m) of the Internal Revenue Code (the "Code").

                Impact of Internal Revenue Code Section 162(m).  Under Section 162(m) of the Code, publicly held companies such as the Company may not deduct compensation paid to certain Executive Officers to the extent that an executive's compensation exceeds $1,000,000 in any one year, unless such compensation is "performance based." Although the Committee has attempted to design the Company's regular executive compensation programs so that compensation received pursuant to the compensation programs will be deductible under Section 162(m) of the Code, in certain circumstances it may not be possible or practicable or in the Company's best interests to so qualify compensation programs.

                                                                                                COMPENSATION COMMITTEE

                                                                                                Charles J. Egan, Jr.

                                                                                                Paul E. Vardeman

                                                                                                Marc J. Rowan

2372:

Compensation Committee Interlocks and Insider Participation

                Mr. Charles J. Egan, Jr. is a member of the compensation committee. Mr. Egan is a Trustee of the Durwood Voting Trust, which has the power to vote all shares of AMC Entertainment Inc. Class B Stock. Mr. Egan also is a Trustee of the Revocable Trust established under that certain Revocable Trust Agreement of Mr. Stanley H. Durwood dated August 14, 1989, as amended and restated as of May 12, 1999. The Revocable Trust is the beneficial owner of all shares of AMC Entertainment Inc. Class B Stock.

Stock Performance Graph

                The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with (i) the cumulative total return on the Standard and Poor's Corporation Composite 500 Index and (ii) a peer group of companies primarily engaged in the motion picture exhibition industry, for the period of five fiscal years commencing April 3, 1997 and ending March 28, 2002. The comparison assumes $100 was invested on April 3, 1997 in the Company's Common Stock and in each of the foregoing indices, and further assumes the reinvestment of dividends. The peer group companies include Carmike Cinemas, Inc., Cineplex Odeon Corporation, Loews Cineplex Entertainment Corporation, GC Companies, Inc., and Regal Cinemas, Inc.

                Set forth below are three lines as follows: (i) the Company's Common Stock performance for the past five fiscal years; (ii) the Standard and Poor's Corporation Composite 500 Index performance for the past five fiscal years; and (iii) the "peer group" performance for the past five fiscal years.

                The peer group is further described as follows:

                a.             Carmike Cinemas, Inc. from April 3, 1997 through March 28, 2002. Carmike Cinemas, Inc. filed for Chapter 11 bankruptcy protection on August 8, 2000. Its common stock continued to trade on the New York Stock Exchange ("NYSE") until January 12, 2001 (NYSE suspended trading prior to the opening on January 12, 2001). Carmike Cinemas, Inc. common stock began trading on the NASD's over-the-counter Bulletin Board ("OTCBB") on January 18, 2001 under the symbol "ckecq.ob".  Carmike Cinemas, Inc. began trading on the NASDAQ exchange on February 15, 2002 under the symbol CKEC.

                b.             GC Companies, Inc. from April 3, 1997 through March 28, 2002. GC Companies, Inc. filed for Chapter 11 bankruptcy protection on October 11, 2000. Its common stock continued to trade on the NYSE until June 12, 2001; after such date GC Companies, Inc. continued to trade on the OTCBB under the symbol GCXQ.

Cineplex Odeon Corporation from April 3, 1997 through May 14, 1998, at which time it combined with LTM Holdings, Inc. On the date of the combination, outstanding shares of Cineplex Odeon Corporation were exchanged for shares of Loews Cineplex Entertainment Corporation.

Loews Cineplex Entertainment Corporation began trading publicly on May 15, 1998 and is included in the peer group performance from May 15, 1998 through March 28, 2002. Loews Cineplex Entertainment Corporation filed for Chapter 11 bankruptcy protection on February 15, 2001 and its common stock was delisted from the NYSE subsequent to the Chapter 11 filing. After such date, its stock continued to trade on the Toronto Stock Exchange and on the OTCBB under the symbol "lcpfq.ob".

                e.             Regal Cinemas, Inc.'s performance is included in the peer group from April 3, 1997 through May 27, 1998. Regal Cinemas, Inc. completed a merger on May 27, 1998 with an affiliate of Kohlberg Kravis Roberts & Co. L.P. and an affiliate of Hicks, Muse, Tate & Furst Incorporated, with Regal Cinemas, Inc. as the surviving corporation. This merger resulted in a recapitalization in which existing shareholders of Regal Cinemas, Inc. received cash for their shares of common stock. Thus, Regal Cinemas, Inc.'s Common Stock was not publicly traded after May 27, 1998.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

	1997	1998	1999	2000	2001	2002
AMC	$ 100	$ 121	$ 76	$ 26	$ 32	$ 70
S&P	100	148	175	207	162	162
PEER	100	116	74	36	2	2

Audit Committee Report

                The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended March 28, 2002; has discussed with the Independent Auditor the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss. 380), as modified or supplemented; has received the written disclosures and letter from the Independent Auditor required by Independence Standards Board Standard No. 1, as may be modified or supplemented; and has discussed with the Independent Auditor the auditors' independence. Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended March 28, 2002 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

                                                                                                AUDIT COMMITTEE

                                                                                                Charles J. Egan, Jr.

                                                                                                W. Thomas Grant, II

                                                                                                Charles S. Paul

                                                                                                Marc J. Rowan

                The information in the foregoing paragraph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit And Certain Other Fees Paid To Accountants

                The aggregate fees billed the Company by its principal accountant, PricewaterhouseCoopers LLP, for the fiscal year ended March 28, 2002 for (i) professional services rendered for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's reports on Form 10-Q during such fiscal year, (ii) financial information systems design and implementation as described in paragraph (c)(4)(ii)of Rule 2-01 of Regulation S-X during such year, and (iii) for all other services were as set forth in the following table. The Audit Committee has considered whether the provision of such services is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Type of Fee	Amount

Audit Fees	$ 162,655
Financial Information Systems Design and Implementation Fees	119,309
All Other Fees	1,894,788

Total	$2,176,752

Security Ownership of Beneficial Owners, Directors and Officers

                The following table sets forth certain information regarding beneficial ownership of the Company's capital stock as of July 2, 2002, with respect to:

                •               each person or group of affiliated persons known by the Company to own beneficially more than 5% of the outstanding shares of any class of its capital stock, together with their addresses;

                •               each of the Company's directors;

                •               each of the Company's named executive officers; and

                •               all directors and executive officers as a group.

                The number of shares set forth in the table below refer to beneficial ownership and are not indicative of the voting power with respect to such shares. Each share of Class B stock has ten votes per share.

Title of class	Beneficial owner	Number of shares beneficially owned	Percent of class as of July 2, 2002

Class B Stock	Raymond F. Beagle, Jr.(1)...........................................	3,707,885(1)	100%
	Charles J. Egan, Jr.(1)..................................................	3,707,885(1)	100%
Series A Convertible Preferred Stock	Apollo Group (2)(3)....................................................	254,868(3)	94.1%
	Leon D. Black (2)(3)....................................................	254,868(3)	94.1%
	Marc J. Rowan (2)(3)..................................................	254,868(3)	94.1%
	Laurence M. Berg (2)(3)..............................................	254,868(3)	94.1%
	Sandler Capital Management and group (4)................	16,029(4)	5.9%
Common Stock	Ronald B. Ferrin and group (5)....................................	1,822,600(5)	5.6%
	Sandler Capital Management and group (4)................	2,241,818(4)	6.4%
	Harvey Sandler (4).......................................................	2,356,818(6)	6.8%
	Raymond F. Beagle, Jr (1)...........................................	3,707,885(7)	10.2%
	Apollo Group (3)........................................................	35,832,952(8)	52.5%
	Leon D. Black (3)........................................................	35,819,072(9)	52.5%
	Marc J. Rowan (3).......................................................	35,819,072(9)	52.5%
	Laurence M. Berg (3)...................................................	35,819,072(9)	52.5%
	Peter C. Brown............................................................	737,778(10)	2.2%
	Philip M. Singleton......................................................	525,492(10)	1.6%
	John D. McDonald......................................................	64,476(10)	*
	Craig R. Ramsey..........................................................	40,370(10)	*
	Richard T. Walsh.........................................................	49,857(10)	*
	W. Thomas Grant, II...................................................	51,738(11)	*
	Charles S. Paul.............................................................	70,000(11)	*
	Paul E. Vardeman.........................................................	25,650(11)	*
	Charles J. Egan, Jr........................................................	3,712,555(7)(11)	10.2%
	All Directors and Executive Officers as a group (17 persons, including the individuals named above)..	41,316,747(10)(11)(12)	59.6%

___________

(1)           The Company's Class B Stock is held of record by the Durwood Voting Trust established under that certain 1992 Durwood, Inc. Voting Trust Agreement dated December 12, 1992, as amended and restated as of August 12, 1997. Beneficial interests in the Durwood Voting Trust are held by a revocable trust established under a Revocable Trust Agreement of Mr. Stanley H. Durwood dated August 14, 1989, as amended and restated as of May 12, 1999, and by the Pamela Yax Durwood Marital Trust created pursuant to the above described Revocable Trust Agreement. The revocable trust has a beneficial interest in 3,375,885 shares held by the Durwood Voting Trust and the marital trust has a beneficial interest in 332,000 shares held by the Durwood Voting Trust. The trustees of the Durwood Voting Trust and of the revocable trust are Mr. Raymond F. Beagle, Jr., the Company's general counsel, and Mr. Charles J. Egan, Jr., one of the Company's directors. As trustees, Messrs. Beagle and Egan share voting and investment power over all outstanding shares of Class B Stock and may be deemed to beneficially own all of such shares. Under the terms of the Voting Trust, the Voting Trust trustees must approve any transfer of shares held in the Voting Trust. Each of Messrs. Beagle and Egan disclaims beneficial ownership of any of such shares attributable to him solely by reason of his position as trustee. Under the terms of the Durwood Voting Trust, the trustees (or their successors and any additional trustees whom they might appoint) have all voting powers with respect to shares held therein, and exercise such rights by majority vote. Unless otherwise terminated or extended in accordance with its terms, the Durwood Voting Trust will terminate in 2030. Mr. Beagle's address is 2345 Grand Avenue, Kansas City, Missouri 64108.  Mr. Egan's address is 106 West 14th Street, Kansas City, Missouri 64105.

(2)           On April 19, 2001, the Company entered into an investment agreement with Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, the "Apollo IV Purchasers"), Apollo Investment Fund V, L.P. and Apollo Overseas Partners V, L.P. (collectively, the "Apollo V Purchasers"), Apollo Management IV, L.P., in its capacity as investment manager of the Apollo IV Purchasers ("Apollo IV Management"), and Apollo Management V, L.P., in its capacity as investment manager to the Apollo V Purchasers ("Apollo V Management"). The Company refers to Apollo IV Management and Apollo V Management collectively as "Apollo", to the Apollo IV Purchasers, the Apollo V Purchasers and any other entity over which Apollo exercises investment authority to whom either the Apollo IV Purchasers or the Apollo V Purchasers assign any of their interests under the investment agreement collectively as the "Apollo Purchasers", and to Apollo, the Apollo Purchasers and certain other affiliates of Apollo that it controls as the "Apollo Group."

                Pursuant to the investment agreement, the Company sold the Apollo IV Purchasers and the Apollo V Purchasers an aggregate of 92,000 shares of Series A Convertible Preferred Stock and 158,000 shares of Series B Exchangeable Preferred Stock (the Company refers to both classes of preferred stock collectively as "Preferred Stock"). All outstanding Series B Exchangeable Preferred Stock was subsequently exchanged for Series A Convertible Preferred Stock, and as of July 1, 2002, the Apollo Purchasers held 254,868 shares of Series A Convertible Preferred Stock and 166,258 shares of Common Stock.

                Regular dividends on the Series A Convertible Preferred Stock are payable at the annual rate of 6.75% per annum and must be paid with additional shares of Series A Convertible Preferred Stock through April 19, 2004, referred to as the PIK period. Thereafter, dividends on shares of the Series A Convertible Preferred Stock may be paid in cash or shares of Series A Convertible Preferred Stock, at the Company's option, through April 19, 2008. The terms of the Series A Convertible Preferred Stock provide that each share is convertible into 139.86 shares of Common Stock, subject to adjustment. As of July 1, 2002, the outstanding shares of Series A Convertible Preferred Stock held by all holders were convertible into an aggregate of 37,887,692 shares of Common Stock, or approximately 54% of the shares of such class after giving effect only to such conversion. By the end of the PIK period, the Apollo Purchasers might hold an aggregate of 287,516 shares of Series A Convertible Preferred Stock. Based on the current conversion price of $7.15 per share of Common Stock, assuming full conversion of the Series A Convertible Preferred Stock for Common Stock at the end of the PIK period, the Apollo Purchasers would hold an aggregate of 40,378,285 (including shares of Common Stock currently owned) shares of Common Stock at the end of such period. However, pursuant to a standstill agreement between the Company, Apollo and the Apollo Purchasers, before April 20, 2006, members of the Apollo Group may not convert their shares of Series A Convertible Preferred Stock into Common Stock, except in connection with a disposition of such shares. Leon D. Black and Marc J. Rowan are founding principals and Laurence M. Berg is a partner of Apollo Advisors, L.P.

(3)           Beneficial ownership of the Apollo Group is based on Amendment No. 2 to the Apollo Group Schedule 13D dated as of September 13, 2001, reflects PIK dividends paid through July 1, 2002 and also includes the purchase on April 3, 2002 of 24,308 shares of Common Stock by Apollo Investment Fund IV, L.P. and 1,352 shares of Common Stock by Apollo Overseas Partners IV, L.P. from the Durwood Revocable Trust following the conversion of a like number of shares of Class B Stock into Common Stock. According to this filing, the Company believes that each of Apollo Investment Fund IV, L.P. Apollo Overseas Partners IV, L.P., Apollo Advisors IV, L.P., Apollo Management IV, L.P, Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Advisors V, L.P., Apollo Management V, L.P., Apollo Advisors V, L.P., and AP Entertainment LLC have shared dispositive power over the 254,868 shares of Series A Convertible Preferred Stock shown as beneficially owned by the Apollo Group and the 35,645,874 shares of Common Stock that would be obtained upon conversion of these shares. Based on Amendment No. 2 to their Schedule 13D, Apollo Investment Fund IV owns an additional 133,189 shares of Common Stock and Apollo Overseas Partners IV, L.P. owns an additional 7,409 shares of Common Stock. The Apollo Group Schedule 13D states that each of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. has sole voting and investment power over these shares of Common Stock that it owns but also states that Apollo Advisors IV, L.P. and Apollo Management IV, L.P. share dispositive power over these shares. The address of each member of the Apollo Group and of Messrs. Black, Rowan and Berg is Two Manhattanville Road, Purchase, New York 10577.

(4)           The Apollo Purchasers sold 15,000 shares of preferred stock to Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P., and Sandler Capital Partners V Germany, L.P. (the "Sandler Funds") on July 3, 2001. According to Amendment No. 1 to the Sandler Funds Schedule 13G dated September 13, 2001, Sandler Capital Management is the general partner of Sandler Investment Partners, L.P, which is the general partner of each of the Sandler Funds. Sandler Capital Management is managed by a management committee consisting of the principal stockholders of ARH Corp., MJDM Corp. and Four JK Corp. (Harvey Sandler, Michael J. Marocco and John Kornreich, respectively). ARH Corp., MJDM Corp. and Four JK Corp. are the general partners of Sandler Capital Management. According to the Amendment No. 1 to the Sandler Funds Schedule 13G and based on PIK dividends paid through July 1, 2002, the Company believes each of Sandler Capital Management, Sandler Investment Partners, L.P., MJDM Corp., Four JK Corp., ARH Corp., Harvey Sandler, Michael J. Marocco and John Kornreich have shared dispositive power over 2,241,818 shares of Common Stock that would be obtained upon conversion of the Series A Convertible Preferred Stock owned by the Sandler Funds. Sandler Capital Partners V, L.P. has sole dispositive power over 1,593,846 of such shares, Sandler Capital Partners V FTE, L.P. has sole dispositive power over 589,230 of such shares and Sandler Capital Partners V Germany, L.P. has sole dispositive power over 58,742 of such shares. All decisions regarding the Sandler Funds require the consent of the management committee. Pursuant to the agreement under which the Sandler Funds acquired the shares of Preferred Stock from the Apollo Purchasers, generally, without the Company's consent, the Sandler Funds may not convert their shares of Series A Convertible Preferred Stock into Common Stock before April 20, 2006, except in connection with a disposition of such shares. The address of Harvey Sandler is 1555 North Park Drive, Suite 101, Weston, Florida 33326. The address of the other individuals and entities named above is 767 Fifth Avenue, New York, New York 10153.

(5)           As reported in his Amendment No. 1 to Schedule 13D filed January 18, 2001. Mr. Ferrin reports that he has sole voting and dispositive power with respect to 355,700 shares, Mrs. Janet Madori‑Ferrin has sole voting and dispositive power with respect to 522,000 shares, Mr. John E. Gorman has sole voting and dispositive power with respect to 239,400 shares and Fairmac Realty Corporation has sole voting and dispositive power with respect to 705,500 shares. The Amendment No. 1 to Schedule 13D also reports that Mr. Ferrin and Mr. Gorman have shared voting and dispositive power over 705,500 shares.  The address of Janet Madori-Ferrin is 1 Oak Court, Oak Brook, Illinois 60521.  The address of Mr. Ferrin is 2215 York Road, Suite 209, Oak Brook, Illinois 60523.  The address of Mr. Gorman and Fairmac Realty is 2215 York Road, Suite 302, Oak Brook, Illinois 60523.

(6)           As reported in the Amendment No. 1 to the Sandler Funds Schedule 13G dated September 12, 2001 referred to in note (4), and based on PIK dividends paid through July 1, 2002, the Company believes Harvey Sandler has sole voting and dispositive power over 115,000 shares and shared dispositive power over 2,241,818 shares that would be obtained upon conversion of shares of Series A Convertible Preferred Stock. See note (4) above.

(7)           Assumes the conversion of outstanding Class B Stock for Common Stock. Percentage ownership does not reflect any conversion of Series A Convertible Preferred Stock for Common Stock.

(8)           Assumes the conversion of outstanding Series A Convertible Preferred Stock held by the Apollo Group for Common Stock and includes shares subject to presently exercisable options to purchase Common Stock under the AMC Entertainment Inc. 1999 Stock Option Plan for Outside Directors, as follows: Mr. Black - 6,940 shares; Mr. Rowan - 6,940 shares and Mr. Berg - 6,940 shares. Percentage ownership does not reflect any conversion of Class B Stock for Common Stock. The Apollo Group has agreed not to convert the Series A Convertible Preferred Stock prior to April 19, 2006 except in connection with the disposition of such Common Stock to an unaffiliated third party.

(9)           Assumes conversion of Series A Convertible Preferred Stock held by the Apollo Group. (See note (8) above) Messrs. Black, Rowan and Berg have each disclaimed beneficial ownership of the Series A Convertible Preferred Stock and the shares of Common Stock issuable upon its conversion.  Includes shares subject to presently exercisable options to purchase Common Stock under the AMC Entertainment Inc. 1999 Stock Option Plan for Outside Directors, as follows: Mr. Black - 6,940 shares; Mr. Rowan - 6,940 shares and Mr. Berg - 6,940 shares.

(10)         Includes shares subject to presently exercisable options to purchase Common Stock under the AMC Entertainment Inc. 1983 and 1984 Stock Option Plans, AMC Entertainment Inc. 1994 Stock Option and Incentive Plan and the AMC Entertainment Inc. 1999 Stock Option and Incentive Plan, as follows: Mr. Peter C. Brown—337,495 shares; Mr. Philip M. Singleton—255,090 shares; Mr. John D. McDonald—62,165 shares; Mr. Craig R. Ramsey—38,580 shares; Mr. Richard T. Walsh—48,580 shares; and all executive officers as a group—782,600 shares. Does not include shares issuable under restricted stock awards. See "Management—Compensation of Management."

(11)         Includes shares subject to presently exercisable options to purchase Common Stock under the AMC Entertainment Inc. 1999 Stock Option Plan for Outside Directors, as follows: Mr. Egan—4,670 shares; Mr. Grant—50,000 shares; Mr. Paul—50,000 shares; Mr. Vardeman—25,350 shares; Mr. Black - 6,940 shares; Mr. Rowan - 6,940 shares and Mr. Berg - 6,940 shares and all Outside Directors as a group—150,840 shares.

(12)         Assumes conversion of all shares of Series A Convertible Preferred Stock held by the Apollo Group. (See Note (8) above) and Class B Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

                Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC and the American Stock Exchange. Executive Officers, Directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during fiscal 2002 its Executive Officers, Directors and greater-than-10% beneficial owners complied with all Section 16(a) filing requirements except that, due to an administrative error, Mr. Laurence M. Berg, Mr. Leon D. Black and Mr. Marc J. Rowan (members of the Company's Board of Directors) each failed to timely report on Form 5 options to purchase 6,940 shares of the Company's Common Stock acquired on April 20, 2001 under the Company's Stock Option Plan for Outside Directors.  These transactions were reported on Form 5's, filed on June 3, 2002.

Certain Relationships and Related Transactions

                The Company seeks to ensure that all transactions with related parties are fair, reasonable and in its best interest. In this regard, the audit committee of the Company's board of directors reviews all material proposed transactions between the Company and related parties to determine that, in their best business judgment, such transactions meet that standard. The Company believes that each of these transactions was on terms at least as favorable to the Company as could have been obtained from an unaffiliated third party. Set forth below is a description of significant transactions which have occurred since March 30, 2001 or which involve obligations that remain outstanding as of July 26, 2002.

                In connection with the Company's 1997 merger with Durwood, Inc., the Company agreed to pay Mr. Stanley H. Durwood's estate any credit amounts arising after March 31, 2000 that result from net tax benefits that the Company realizes from the utilization of alternative minimum tax credit carry‑forwards and Missouri operating loss carry‑forwards of Durwood, Inc. The maximum amount of credit amounts that could be paid to Mr. Durwood's estate is approximately $1.1 million. As of July 2, 2002, the Company has not realized any of Durwood, Inc.'s net tax benefits on the tax returns it has filed since 1998.

                As a successor trustee with shared voting powers over shares held in the Durwood Voting Trust, Mr. Raymond F. Beagle, Jr. may be deemed to beneficially own in excess of 5% of the Company's voting securities. Mr. Beagle serves as the Company's general counsel under a three year retainer agreement which provides for annual payments of $450,000. On each anniversary date of the retainer agreement, one year will be added to the term so that as of each anniversary date the retainer agreement will have a three year term. The agreement provides for severance payments upon a change of control or termination (other than upon resignation or retirement or for cause) equal to the annual payments for the remaining term. The agreement also provides for deferred payments from a previously established rabbi trust in a formula amount ($40,209 monthly as of July 2, 2002, which amount reflects a $350,000 discretionary deferred bonus which has been paid to the rabbi trust during fiscal 2003), for a period of twelve years after termination of services or a change of control.

                Reference is made to note (4) of the Summary Compensation Table for information relating to the forgiveness of loans of Mr. Brown and Mr. Singleton.

                In connection with his relocation to Kansas City, the Company will provide relocation benefits to Richard T. Walsh which the Company estimates will aggregate between approximately $154,000 and $210,000. On February 8, 2002, the Company's subsidiary, Centertainment Development, Inc., provided Mr. Walsh a non-interest bearing, unsecured bridge loan of $200,000 to assist his purchase of a home in Kansas City. The loan was repaid on July 23, 2002.

                During fiscal 1998, the Company sold the real estate assets associated with 13 theatres to Entertainment Properties Trust, a real estate investment trust, for an aggregate purchase price of $283.8 million. The Company leased the real estate assets associated with the theatres from Entertainment Properties Trust pursuant to non-cancelable operating leases with terms ranging from 13 to 15 years at an initial lease rate of 10.5% with options to extend for up to an additional 20 years. (Such sales and leases being referred to herein collectively as the "Sale and Lease Back Transaction"). During fiscal 2000, the Company sold the building and improvements associated with one of the its theatres to Entertainment Properties Trust for proceeds of $17,600,000 under terms similar to the above Sale and Leaseback Transaction.  During fiscal 2002, the Company sold the land at this theatre to Entertainment Properties Trust for proceeds of $7,500,000 under terms similar to the above Sales and Leaseback Transaction and at an initial lease rate of 10.75%.  The Company leases ten additional theatres from Entertainment Properties Trust under substantially the same terms as those included in the Sale and Lease Back Transaction with initial lease rates ranging from 10.5% to 11.1%.  Annual rentals for these ten theatres are based on an estimated fair value of approximately $190,000,000 for the theatres.  In addition, until November 2002, Entertainment Properties Trust has a right of first refusal and first offer to purchase and lease back to the Company the real estate assets associated with any theatre and related entertainment property owned or ground‑leased by the Company, exercisable upon its intended disposition of such property. Mr. Peter C. Brown, the Company's Chairman of the Board, Chief Executive Officer, and President and a Director, is also the Chairman of the Board of Trustees of Entertainment Properties Trust.

                On March 15, 2002 the Company acquired the operations and related assets of Gulf States Theatres for a cash purchase price of approximately $45,000,000.  In connection with the acquisition the Company entered into leases associated with five theatres (included above) with Entertainment Properties Trust.  Of the $45,000,000 purchase price, $5,800,000 was paid to Entertainment Properties Trust for specified non-real estate assets which Entertainment Properties Trust acquired from Gulf States Theatres and resold to the Company at cost.  In connection with the transaction the Company also entered into a letter of intent with Entertainment Properties Trust pursuant to which:

                •               the Company would agree to enter into a sale/leaseback transaction with Entertainment Properties Trust for certain new megaplex theatres that it develops in the New Orleans, Louisiana area within three years after the closing date with an annual base rent based on the Company's capitalized costs and an initial lease rate consistent with prevailing market conditions; and

                •               the Company would make available for sale/leaseback to Entertainment Properties Trust two of its owned theatres with 42 screens with an initial lease rate of 11%.

                The Company believes its lease terms with Entertainment Properties Trust are consistent with prevailing market conditions. The price at which the Company sells the two properties to Entertainment Properties Trust will be determined by its management and the management of Entertainment Properties Trust based on historical cost.

                Lathrop & Gage L.C., a law firm of which Mr. Raymond F. Beagle, Jr. is a member, renders legal services to the Company and its subsidiaries. During fiscal 2002, the Company paid Lathrop & Gage L.C. $4,058,000 for such services.

                On April 19, 2001, the Apollo Purchasers purchased 92,000 shares of Series A Preferred Stock and 158,000 shares of Series B Preferred Stock for an aggregate purchase price of $250 million. In accordance with the investment agreement pursuant to which the shares were purchased, the Company paid certain of the Apollo Purchasers a fee of $8.75 million and paid the Apollo Purchasers' transaction expenses of $3.75 million. The Company entered into a registration rights agreement with the Apollo Purchasers in which it has given the Apollo Purchasers and their permitted transferees demand and piggyback registration rights with respect to shares of Preferred Stock and Common Stock held by them. The Company has consented to the assignment by the Apollo Purchasers to the Sandler Funds of registration rights with respect to the shares of Preferred Stock (and underlying shares of Common Stock issuable upon conversion of such Preferred Stock) sold by the Apollo Purchasers to the Sandler Funds. The Company owed certain of the Apollo Purchasers approximately $600,000 for reimbursement of costs and expenses incurred on behalf of the Company as of March 28, 2002 in connection with the acquisition of GC Companies, Inc. and Gulf States Theatres, the issuance of the Notes due 2012 and the issuance of Common Stock.  The Company reimbursed these costs and expenses after March 28, 2002.

                For a description of certain employment agreements between the Company and Messrs. Peter C. Brown, Philip M. Singleton, John D. McDonald, Craig R Ramsey and Richard T. Walsh, see "Employment Contracts, Termination of Employment and Change of Control Arrangements."

2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

                The Board of Directors recommends that the stockholders ratify the appointment of PricewaterhouseCoopers LLP as independent accountants to audit the Company's financial statements for the fiscal year ending April 3, 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders, and if present, will have the opportunity to make a statement if they wish, and are expected to be available to respond to appropriate questions from stockholders.          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS TO AUDIT OUR FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING APRIL 3, 2003.

3.  OTHER MATTERS TO COME BEFORE THE MEETING

                No other matters are intended to be brought before the meeting by the Company nor does the Company know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matters.

                Stockholders who wish to present proposals for action at the Annual Meeting of Stockholders to be held in 2002 should submit their proposals to the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Company no later than April 10, 2003 for consideration for inclusion in the next year's Proxy Statement and proxy. In addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the Annual Meeting by stockholders, unless the Company receives written notice at such address of such matters on or before July 5, 2003.

HOUSEHOLDING

                Only one copy of the Company's Annual Report and Proxy Statement has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. This procedure is referred to as "householding." In addition, the Company has been notified that certain intermediaries, i.e. brokers or banks, will household proxy materials. The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, you may write to the Secretary, AMC Entertainment Inc. 920 Main Street, Kansas City, Missouri 64105 or call (816) 480-4613. You can contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of the Company's Annual Report and Proxy Statement may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker or bank, provided they have determined to household proxy materials.

                                                                                          By order of the Board of Directors

                                                                                                          Craig R. Ramsey

                                                                                                  Executive Vice President,

                                                                                        Chief Financial Officer and Secretary

Requests for Annual Report

                A copy of the Company's Annual Report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission for fiscal 2002 will be sent to stockholders within one business day of receipt of written or oral request without charge. Requests should be made to the Secretary, AMC Entertainment Inc., 920 Main Street, Kansas City, Missouri 64105 (telephone (816) 480-4613).

AMC ENTERTAINMENT INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

AMC ENTERTAINMENT INC. encourages you to vote your shares electronically through the internet. This will eliminate the need to return your proxy card. If you wish to vote by internet, have your proxy card in hand. You will be asked to enter a proxy control number which is located in the lower right hand corner of your proxy card.

TO VOTE BY INTERNET:

Log on to the internet and go to the website http://www.eproxyvote.com/aen and follow the instructions on the screen.

Shares may be voted by internet 24 hours a day, 7 days a week until 5:00 p.m. CDT, September 18, 2002, the day before the Annual Meeting.

If you vote by internet, there is no need to return your proxy card by mail.

TO VOTE BY MAIL:

Mark, sign and date the proxy card below. Detach the card and return it in the envelope provided.

IF YOU ARE NOT VOTING BY INTERNET, DETACH PROXY CARD AND RETURN.

AMC ENTERTAINMENT INC.

920 Main Street Kansas City, Missouri 64105

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                The undersigned hereby appoints Messrs. Peter C. Brown and Craig R. Ramsey, jointly and severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the Common Stock of AMC Entertainment Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on September 19, 2002 and at any adjournments thereof.

The Board of Directors recommends a vote FOR each of the following Proposals:

Election of Directors:

FOR all nominees listed /   /                                      WITHHOLD AUTHORITY /  /

(except as marked to the contrary)                          to vote for all nominees listed

NOMINEES: Messrs. Peter C. Brown, Charles J. Egan, Jr., W. Thomas Grant, II, Charles S. Paul and Paul E. Vardeman

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

____________________________________________________________

2.     PROPOSAL TO ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending April 3, 2003.

FOR /  /                                    AGAINST /  /                                           ABSTAIN /  /

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted “FOR” the election of the nominees named and “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

Please date and sign exactly as name appears. When shares are held by joint tenants, both must sign. When signing as an attorney, executor administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date _______________________________, 2002

Signature______________________________________

Signature (if held jointly)___________________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

AMC ENTERTAINMENT INC.

920 Main Street Kansas City, Missouri 64105

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Messrs. Peter C. Brown and Craig R. Ramsey, jointly and severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the Series A Preferred Stock of AMC Entertainment Inc. which the undersigned is entitled to vote on an as converted basis at the Annual Meeting of Stockholders to be held on September 19, 2002 and at any adjournments thereof.

The Board of Directors recommends a vote FOR the following Proposal:

PROPOSAL TO ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending April 3, 2003.

FOR /  /                                    AGAINST /  /                           ABSTAIN /  /

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

Please date and sign exactly as name appears. When shares are held by joint tenants, both must sign. When signing as an attorney, executor administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date _______________________________, 2002

Signature________________________________________

Signature (if held jointly)_____________________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.